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                                                                    Exhibit 12.1


                       RATIO OF EARNINGS TO FIXED CHARGES
                                 (In thousands)
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                                                          For the
                                                        quarter ended
                                                          March 31,                     For the years ended December 31,
                                                         ------------  ------------------------------------------------------------
                                                             2005         2004         2003         2002       2001        2000
                                                         ------------   ----------   ----------   ----------  ----------  ---------
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
Earnings:
Pre-tax income from operations before adjustment
  for minority interests in consolidated subsidiaries
  or income or loss from equity investees...............   $   25,188    $ 199,700    $ 169,203   $  172,018   $ 167,317   $135,462
Fixed charges...........................................       25,760       91,437       79,771       74,659      71,750     70,112
Plus: amortization of capitalized interest..............        7,967       29,447       28,040       20,940      18,443     14,233
Plus: distributed income from equity investees..........          994        7,124        4,095        2,916       6,656      2,968
Less: capitalized interest..............................       (9,811)     (41,466)     (38,816)     (38,093)    (33,158)   (37,600)
                                                           ----------   ----------   ----------   ----------  ----------  ---------
Earnings available for fixed charges....................   $   50,098    $ 286,242    $ 242,293   $  232,440   $ 231,008   $185,175

Fixed charges:
Interest incurred, both expensed and capitalized........   $   23,076    $  81,790    $  71,055   $   66,345   $  63,328   $ 62,100
Debt issue cost amortization in the period..............          950        3,461        3,050        3,290       3,919      4,630
Rental expense representative of interest factor........        1,734        6,186        5,666        5,024       4,503      3,382
                                                           ----------   ----------   ----------   ----------  ----------  ---------
Fixed charges...........................................   $   25,760    $  91,437    $  79,771   $   74,659   $  71,750   $ 70,112

Ratio of earnings to fixed charges......................         1.94         3.13         3.04         3.11        3.22       2.64

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